UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): April 6, 2007
SYNERGETICS USA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51602 (Commission File Number)	20-5715943 (I.R.S. Employer Identification No.)

3845 Corporate Centre Drive O’Fallon, Missouri (Address of principal executive offices)	63368 (Zip Code)
(636) 939-5100
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act.
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.      Entry into a Material Definitive Agreement.
     On April 6, 2007, Synergetics USA, Inc. and Synergetics, Inc. (collectively, the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”) with IRIDEX Corporation (“IRIDEX”). Pursuant to the Settlement Agreement, the Company and IRIDEX agreed that within five business days following the execution of the Settlement Agreement the parties will jointly execute and file dismissals of the each of the following legal actions: IRIDEX Corporation v. Synergetics USA, Inc. and Synergetics, Inc., United States District Court for the Eastern District of Missouri, Case No. 4:05-cv-01916-CDP; Synergetics, Inc. v. IRIDEX Corporation, United States District Court for the Eastern District of Missouri, Case No. 4:07-cv-358-MLM; and Synergetics, Inc. v. Peregrine Surgical, Ltd., Innovatech Surgical, Inc., and IRIDEX Corporation, United States District Court for the Eastern District of Pennsylvania, Case No. 2:06-cv-00107-TMG.
     Under the terms of the Settlement Agreement, each of the Company and IRIDEX released the other party, together with such party’s affiliates, from any and all claims, causes of action, demands, damages, liabilities and losses of any nature, as of the effective date of the Settlement Agreement. These actions will terminate all legal proceedings between the Company and IRIDEX.
     In addition, the Company and IRIDEX agreed to a fully paid-up, royalty free, worldwide cross licensing of various patents between the two companies. In consideration of these licenses, the Company agreed to pay IRIDEX $6.5 million over a period of five years. The first payment of $2.5 million is to be paid on April 16, 2007, followed with annual payments of $800,000 on each April 16th thereafter until 2012. Synergetics, Inc. and IRIDEX also entered into a Manufacture and Supply Agreement on April 6, 2007, pursuant to which Synergetics, Inc. obtained the exclusive right to manufacture and supply various disposable products for IRIDEX.
     Additional information describing the terms of the Settlement Agreement is set forth in the Synergetics USA, Inc.’s press release dated April 10, 2007, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01.      Financial Statements and Exhibits.
     (d)      Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press release of Synergetics USA, Inc., dated April 10, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 12, 2007

SYNERGETICS USA, INC. (Registrant)
By:	/s/ Pamela G. Boone
	Name:	Pamela G. Boone
	Title:	EVP and Chief Financial Officer